Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 15 dated April 17, 2003
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             April 17, 2003

Issue Date:             April 23, 2003



CUSIP       Aggregate        Price to    Gross       Named       Dealers'
Number      Principal        Public      Agents'     Agents'     Selling
            Amount                       Concession  Concession  Concession

52519FBB6   $6,194,000.00    100.00%     2.70%       2.50%       2.00%


CUSIP       Net Proceeds     Interest Rate
Number      to Issuer        per Annum

52519FBB6   $6,026,762.00    5.50%



CUSIP       Interest Payment        First Interest       Maturity
Number      Dates                   Payment Date         Date

52519FBB6   Monthly on the 23rd,    May 23, 2003         April 23, 2023
            and on the Maturity
            Date


CUSIP       Survivor's     Right of Issuer to Redeem Notes or of
Number      Option         Holder to Require Repayment of Notes
            (Yes/No)

52519FBB6   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 23rd, commencing April 23, 2008. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.



Other Terms:            None


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.